Exhibit 10.5

ADDENDUM TO THE MOU DATED 1ST AUGUST 2017 -

EXTENSION FOR LEASE AGREEMENT

This addendum is made between Venvici Pte Ltd ("Venvici") and Infinite Lifestyle Singapore Pte Ltd ("Inlife") where Venvici is leasing the premises located at level 4, 36 Kaki Bukit Place Singapore 416214 ("Premises").

It is agreed as follows:

1.	The above described lease shall be extended for another year from 1st August 2018 to 31st July 2019.
2.	The monthly rental payment of $14,000.00 payable to Inlife shall remain unchanged.
3.	Both parties reserve the right to change and terminate the lease agreement with one-month notice.

Acknowledged and agreed by:

/s/ Jon Lim	/s/ Shaik Aziz Shaik Mohideen
Name: Jon Lim	Name Shaik Azia Shaik Mohideen
For Venvici Pte LtdDate: 23/5/18	For Infinite Lifestyle Singapore Ptd Ltd.
Date: 23/5/18